Exhibit 14

THE INTERGROUP CORPORATION

CODE OF ETHICS

FOR

SENIOR FINANCIAL OFFICERS

This Code of Ethics (the “Code”) applies to The InterGroup Corporation (“InterGroup” or the “Company”) Senior Financial Officers. “Senior Financial Officers” include the principal executive officer, the principal accounting officer or controller, or persons performing similar functions, including InterGroup’s President and Chief Executive Officer, Treasurer, Controller, and the principal financial officer (or person performing similar functions), and any such other individuals as determined from time to time by the Audit Committee of the Company for purposes of this Code of Ethics. The Company expects all employees, in carrying out their job responsibilities, to act in accordance with the highest standards of personal and professional integrity, to comply with all applicable laws, and to abide by InterGroup’s other corporate policies and procedures adopted from time to time by the Company. This Code supplements the Company’s broader Code of Business Conduct and Ethics and other corporate policies, and Senior Financial Officers are expected to lead by example (“tone at the top”).

InterGroup’s Senior Financial Officers will:

1. Engage in and promote honest and ethical conduct, acting with integrity and exercising at all times their best independent judgment;

2. Avoid actual or apparent conflicts of interest between personal and professional relationships and disclose to the Company’s Audit Committee or the Company’s counsel any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

3. Produce full, fair, accurate, timely and understandable disclosure in reports and documents that InterGroup files with, or submits to, the Securities and Exchange Commission and in other public communications made by InterGroup;

4. Comply with applicable governmental laws, rules and regulations, as well as applicable SEC rules and regulations;

5. Maintain the confidentiality of Company information, except when authorized or otherwise required to make any disclosure, and avoid the use of any Company information for personal advantage;

6. Promote ethical and honest behavior among employees under your supervision including by setting appropriate “tone at the top” and supporting internal control compliance; and

7. Promptly report any possible violation of this Code of Ethics to the Audit Committee or the Company’s counsel or through the Company’s whistleblower reporting channel, if available. Retaliation against good-faith reports is prohibited.

8. Ensure the Company’s books, records, and accounts are maintained in reasonable detail, accurately and fairly reflect transactions, and conform to applicable legal and accounting requirements; never make false or misleading entries or omit material information.

9. Cooperate fully with internal and external auditors, regulators, and the Audit Committee, and not directly or indirectly coerce, manipulate, mislead, or fraudulently influence the Company’s independent registered public accounting firm or any person involved in the preparation of financial statements or related disclosures.

10. Promptly escalate significant deficiencies or material weaknesses in internal control over financial reporting, and any fraud (whether or not material) involving management or other employees with a significant role in financial reporting, to the Audit Committee.

Administration; Waivers; Accountability

-	The Audit Committee oversees the Code
-	Only the Audit Committee may approve waivers of, or amendments to, this Code, and any such waivers or amendments will be disclosed promptly as required by law and SEC rules.

Waivers for the Chief Executive Officer, Principal Financial Officer, or Controller will be disclosed on Form 8-K or the Company’s website, as applicable.

All Senior Financial Officers will be held accountable for their adherence to this Code of Ethics. Failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics may also constitute violations of law, and may result in civil and criminal penalties for the individual, his or her supervisor and/or InterGroup. No retaliation will be tolerated against anyone who makes a good-faith report or participates in an investigation.

Senior financial Officer may be required to certify compliance with, and complete training regarding, this Code as the Audit Committee determines.

If a Senior Financial Officer has any questions regarding the best course of action in a particular situation, he or she should promptly contact the Chair of the Audit Committee or the Company’s counsel or use the Company’s anonymous reporting hotline, if available. An individual may choose to remain anonymous in reporting any possible violation of this Code of Ethics.